Executive Contract

THIS Executive Contract has been made

between

Wikisoft Corp.

315 Montgomery Street San Francisco, CA 94104

(the "Company")

and

Carsten Kjems Falk

Frederiksberg Allé 98B, 5th

1920 Frederiksberg C

(the "Chief Executive Officer")

1.	Date of commencement and place of work

The Chief Executive Officer will take up the position of executive officer as effective from September 1st, 2020 with terms specified in the executive contract. The contract replaces the old CCO contract dated June 1st 2020.

The place of work is: Gammel Carlsberg Vej 16, 2500 Valby, Denmark and in own home.

2.	Duties and authority

The Chief Executive Officer will be responsible for the day-to-day management of the Company. The Chief Executive Officer will be accountable and report directly to The Chairman of the Board.

The day-to-day management must be in compliance with existing legislation, the articles of association of the Company and in all respects in accordance with the guidelines laid down by the board of directors.

The day-to-day management comprises all usual business and organisational transactions in connection with all operations of the Company. The Chief Executive Officer appoints and dismisses Company staff and determines staff duties and authority.

The Chief Executive Officer will keep the board of directors informed of all matters assumed to be of significant interest.

The Chief Executive Officer may attend board meetings and offer his opinion, unless otherwise decided by the board in specific cases.

3.	Remuneration and remuneration negotiations

The monthly remuneration is USD 15,000 to be paid monthly last day of each month and no later than on the last working day of the month.

The remuneration will be negotiated with Chairman of the Board once a year in June effective from July, for the first time June 2021.

4.	Bonus

The Chief Executive Officer will receive a bonus on the terms specified by The Chairman of the Board. It will be negotiated with Chairman of the Board once a year in June effective from July. First bonus can be received for the first time in June 2021.

Bonus payments will be considered part of the regular and foreseeable remuneration. The bonus will be paid no later than one week after the financial statements have been prepared by the Company’s auditor and adopted by the board of directors of the Company.

If The Chief Executive Officer resigns during the financial year of the vesting period, The Chief Executive Officer is entitled to receive a proportionate share of the bonus to which The Chief Executive Officer would have been entitled if he or she had been employed by the Company at the end of the financial year, or at the time when the bonus is paid out, irrespective of whether The Chief Executive Officer has resigned from or been dismissed by the Company.

5.	Shares

The Chief Executive Officer will receive shares pursuant to meet conditions set forth in “The appendix”.

If The Chief Executive Officer resigns during the financial year of the vesting period, The Chief Executive Officer is entitled to receive a proportionate share of the common shares to which The Chief Executive Officer would have been entitled if he or she had been employed by the Company at the end of the financial year, irrespective of whether The Chief Executive Officer has resigned from or been dismissed by the Company.

6.	Pension

The Chief Executive Officer shall pay his own pension.

7.	Scope of work and other business activities

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The Chief Executive Officer is obliged to devote his full working capacity and all his professional knowledge in the service of the Company.

The Chief Executive Officer is entitled to continue present supervisory board/board of directors memberships and positions of trust, just as The Chief Executive Officer is entitled to undertake additional positions of trust and supervisory board/board of directors memberships, whether paid and unpaid, as long as such positions are not undertaken in enterprises that compete directly with the Company. The Chief Executive Officer will notify The Chairman of the Board of new supervisory board/board of directors’ memberships and positions of trust and must have his consent.

The Chief Executive Officer is entitled to be shareholder, stakeholder, or in any other way participate financially in another enterprise, provided that this does not entail activities in enterprises that compete directly with the Company. However, there is nothing to prevent The Chief Executive Officer from investing financial means in investment funds which then invest in competing enterprises, as long as The Chief Executive Officer does not have a controlling interest in the investment fund. The Chief Executive Officer may also invest in listed companies – including competitors

- provided that The Chief Executive Officer does not have a controlling interest.

8.	Holidays and days off Holiday

The employment of The Chief Executive Officer is not covered by the Holiday Act.

The Chief Executive Officer is entitled to 6 weeks’ holiday per calendar year during which the Chief Executive Officer will receive his usual remuneration. The Chief Executive Officer is entitled to fully paid remuneration during holidays from the date of commencement.

The Chief Executive Officer decides the time of his holiday in consideration of the operations of the Company and informs the chairman of the board hereof.

As agreed with the chairman of the board it may be agreed to transfer one week’s holiday to the next holiday year.

The Chief Executive Officer cannot be ordered to take holiday during the period under notice, irrespective of The Chief Executive Officer having been released from the duty to work.

Days off

24-26 December, 31 December, 1 January, Friday after Ascension Day, and Constitution Day on 5 June are days off with full pay.

9.	Competency development and continuing education

The Chief Executive Officer is entitled if deemed relevant to continuing education, paid for by the Company, with a view to keeping and further developing his

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professional and personal competencies. Scope and extent of such education is to be agreed with The Chairman.

Competency development and continuing education will, to the greatest extent possible, consider both the Company’s competency needs as well as The Chief Executive Officer’s own wishes for development.

10.	Pregnancy, childbirth and adoption

The Chief Executive Officer is entitled to leave in connection with pregnancy, childbirth and adoption under the provisions of the Danish Maternity, Paternity and Parental Leave and Benefits Act.

The Company will pay full remuneration during the following periods:

•	Paternity leave for 2 weeks during the first 14 weeks after birth
•	Child-care leave for 12 weeks with full remuneration. The 12 weeks may be taken at any time within the 46 weeks immediately after birth.

The above provisions also apply in full to adoption.

11.	Sickness and child's sickness

The Chief Executive Officer is entitled to salary in case of sickness.

The Chief Executive Officer is entitled to paid time off in case of child's sickness.

12.	Travel and entertainment

The Chief Executive Officer’s approved expenses incurred for work related travel, nights away from home, entertainment etc. will be reimbursed by the Company against presentation of vouchers.

When work related transportation is by own car, mileage allowance will be granted in accordance with the highest rates, see central government regulations.

13.	Inventions

Inventions made by The Chief Executive Officer are covered by the Danish Employees’ Inventions Act vis-à-vis the Company.

14.	Termination of employment

This Contract may be terminated by The Board of Directors by 3 months’ notice and by The Chief Executive Officer by 3 months’ notice to expire on the last day of any month.

If the Company terminates the employment, The Chief Executive Officer is entitled to be released from the duty to attend work no later than 14 days after termination and receive payment during the entire term of notice, even if The Chief Executive

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Officer may have found other employment, other remunerated income or receive pension.

If Chief Executive Officer resigns his position, the parties will, as soon as possible, and no later than 14 days after the resignation, discuss any possibility and time of The Chief Executive Officer being released from the duty to attend work. If an agreement is reached, The Chief Executive Officer is entitled to receive payment during the entire term of notice, even if The Chief Executive Officer may have found other employment, other remunerated income or receive pension.

If the Company terminates the employment, or The Chief Executive Officer resigns from his position as a consequence of any breach of contract by the Company, The Chief Executive Officer will, in addition to remuneration during the term of notice, receive severance pay due to the termination. The severance pay will be 3 months’ remuneration, calculated at the time of notice.

If the Company dismisses The Chief Executive Officer in the event of acquisition or merger of the Company, or if there is a change of ownership of the controlling share majority of the Company, The Chief Executive Officer is entitled, in addition to the above severance pay, to supplementary severance pay corresponding to 3 months’ remuneration.

At the termination of the employment, the Company is obliged, together with The Chief Executive Officer, to explore the possibilities of issuing a joint press release with information to the employees of the Company, the community etc.

15.	Duty of confidentiality

The Chief Executive Officer has a duty of confidentiality in respect of all matters that come to his or her knowledge in connection with the performance of his duties as Chief Executive Officer, except where the nature of such matters requires that they be communicated to third parties. This duty of confidentiality continues to apply after The Chief Executive Officer has left the Company.

When the Chief Executive Officer leaves the Company – for whichever cause – all material belonging to the Company is to be returned to the Company, including any copies of such material.

16.	Mediation

The parties undertake, as soon as possible, jointly and amicably, to settle any dispute or conflict that may arise during and after the employment.

If the parties themselves cannot resolve the case, an attempt will be made to settle the dispute amicably through a mediator appointed jointly by the parties.

If the dispute is not solved by mediation within 30 days after the appointment of a mediator, the Company, as well as The Chief Executive Officer, is entitled to bring the dispute before the ordinary courts.

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All costs relating to agreed mediation will be paid by the Company.

17.	Disputes

Any dispute arising out of this Chief Executive Contract, and which cannot be solved through mediation or negotiation, will be brought before the ordinary courts.

If, in case of a dispute, the Company and The Chief Executive Officer are in agreement, the dispute may be settled by arbitration under the following provisions: The dispute is to be settled under the rules of the Danish Institute of Arbitration.

Each party appoints an arbitrator. The Institute appoints the chairman of the arbitration tribunal. If a party has not appointed an arbitrator within 30 days after having submitted or received information on arbitration, the arbitrator will be appointed by the Danish Institute of Arbitration in compliance with the above rules. All costs in connection with the conduct of arbitration will be paid by the Company.

18.	Consolidation Act on the Legal Relationship between Employers and Salaried Employees and the Holiday Act

The employment of The Chief Executive Officer is not covered by the Consolidation Act on the Legal Relationship between Employers and Salaried Employees and the Holiday Act.

Parties’ signatures

Frederiksberg, on Aug 30th, 2020	Frederiksberg, on Aug 30th, 2020

/s/ Carsten Kjems Falk	/s/ Rasmus Refer
The Chief Executive Officer	For and on behalf of the Company
Carsten Kjems Falk	Rasmus Refer

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Appendix

The Chief Executive Officer will receive the following common shares in the company under the following conditions:

•	500,000 common shares by entering the executive contract agreement.
•	500,000 common shares when and if the company uplist to OTCQB.
•	1,000,000 common shares when the company receives first funding from signed EPA $5M USD dated Aug. 31st or other funding.
•	500,000 common shares when and if the company uplist to a higher exchange than OTCQB.

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